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                                                                  Exhibit (a)(8)

                Summary Advertisement, dated November 17, 1998.














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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 17, 1998 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to
 (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                       Intensiva HealthCare Corporation
                                      at
                             $9.625 Net Per Share
                                      by
                     Select Medical of Mechanicsburg, Inc.
                         a wholly owned subsidiary of
                          Select Medical Corporation

     Select Medical of Mechanicsburg, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Select Medical Corporation, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Intensiva HealthCare Corporation, a Delaware corporation (the "Company"), at a price of $9.625 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 17, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares beneficially owned by Parent (if any), represents at least ninety percent (90%) of the Shares outstanding on a fully diluted basis and (ii) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Section 15 of the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 9, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger and a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser, and
(iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $9.625 in cash, without interest. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

     The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any stockholder pursuant to the Offer will be the highest per share consideration paid to any other stockholder pursuant to the Offer. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, December 15, 1998, unless and until Purchaser (in accordance with the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 15 of the Offer to Purchase shall have occurred, to (a) extend for any reason the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to applicable law and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     Except as otherwise provided below or by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 15, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the stockholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person other than the Depositary and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                           [MacKenzie Partners logo]
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885

November 17, 1998